Exhibit 99.1

Bluefly Announces Clearlake Capital Purchases 90% of Outstanding Shares

Bluefly Shares to Cease Trading on NASDAQ Capital Market

NEW YORK, NY, May 23, 2013 – Bluefly, Inc. (NASDAQ Capital Market: BFLY), a leading online retailer of fashion forward designer brands at superior value, today announced that an affiliate of Clearlake Capital Group (“Clearlake”) has purchased approximately 89% of the outstanding shares of Bluefly Inc. (“Bluefly” or the “Company”) directly from the Company’s principal stockholders. Clearlake also entered into an agreement with the Company under which it purchased additional shares from the Company that, together with the shares acquired from the Company’s principal stockholders, represent in excess of 90% of the outstanding shares of Bluefly. Pursuant to the same agreement, Clearlake agreed to acquire the remaining outstanding shares of common stock of the Company through a short form merger at a price of $0.10 per share. The Company expects to consummate the merger as soon as possible following the issuance of the shares, and in any event within one business day. The Company also expects that its shares will cease trading on the NASDAQ Capital Market effective prior to the open of market on May 24, 2013.

Joseph Park, CEO of Bluefly, said, “Clearlake brings an outstanding team with eCommerce and financial expertise, and they are dedicated to re-energizing this business and brand at a pivotal time in our sector. With this transaction, Bluefly will be well-capitalized and well-positioned for growth, building on its loyal following and continued strong traffic.”

“Bluefly is a pioneer in offering the best in designer brands and fashion trends at a value that customers love in an online environment that is fun to visit and easy to navigate. With a new operating structure and capital, and Clearlake’s leadership, we look forward to building on this legacy as we seek to reinvigorate the Company during a dynamic period in the eCommerce industry,” said Scott A. Erdman, Bluefly's Chief Merchandising Officer.

About Bluefly, Inc.

Founded in 1998, Bluefly, Inc. is a leading online retailer of designer brands, fashion trends and superior value. Bluefly is headquartered in the heart of the Fashion District. In 2011, Bluefly expanded its portfolio, launching Belle & Clive, a members-only shopping destination that presents highly-curated selections of important brands via limited time sale events. For more information, please visit www.bluefly.com and belleandclive.com.

About Clearlake Capital Group

Clearlake Capital Group, L.P. is a private investment firm focused on special situations and private equity investments such as corporate divestitures, recapitalizations, buyouts, reorganizations, turnarounds and other equity investments. Clearlake seeks to partner with world-class management teams by providing patient, long-term capital and operational expertise to invest in dynamic businesses. Clearlake currently manages approximately $1.4 billion of equity capital, and Clearlake’s founding principals have led over 50 investments totaling more than $2.7 billion of capital in sectors including business services, communication, consumer products/retail, defense/public safety, energy/power, healthcare, industrials, media, and technology. For more information, please visit www.clearlakecapital.com.

Forward Looking Statements

This press release contains forward-looking statements, including with respect to the acquisition of Bluefly by Clearlake, the timing of completion of the merger, the timing of cessation of trading of Bluefly shares on the NASDAQ Capital Market, and the future business operations of Bluefly. Statements including words such as "expects," "intends," "will," or similar expressions are forward-looking statements. Because these statements reflect Bluefly's current views, expectations and beliefs concerning future events, these forward-looking statements are not guarantees of future events and involve risks and uncertainties. Actual results may be materially different than the results implied or predicted by the forward looking statements. Forward-looking statements speak only as of the date they were made. Bluefly assumes no obligation to publicly update any forward-looking statements, to reflect events, circumstances or changes in expectations after the date of this press release.

Contact:	Owen Blicksilver Public Relations, Inc.
Kristin Celauro, 732-264-1131, Kristin@blicksilverpr.com, or
Jennifer Hurson, 845-507-0571, Jennifer@blicksilverpr.com

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